Exhibit 2.1

PLAN OF CONVERSION AND REORGANIZATION

OF

INVESTORS BANCORP, MHC

INVESTORS BANCORP, INC.

AND

INVESTORS BANK

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	2
3.	PROCEDURES FOR CONVERSION	8
4.	HOLDING COMPANY APPLICATIONS AND APPROVALS	11
5.	SALE OF COMMON STOCK	11
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	12
7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY	12
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	13
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	13
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	13
11.	SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)	14
12.	COMMUNITY OFFERING	14
13.	SYNDICATED COMMUNITY OFFERING OR UNDERWRITTEN OFFERING	15
14.	LIMITATIONS ON PURCHASES	16
15.	PAYMENT FOR SUBSCRIPTION SHARES	17
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	18
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	19
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	19
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT	19
20.	FUNDING OF THE FOUNDATION	21
21.	VOTING RIGHTS OF STOCKHOLDERS	21
22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	21
23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	22
24.	TRANSFER OF DEPOSIT ACCOUNTS	22
25.	REGISTRATION AND MARKETING	22
26.	TAX RULINGS OR OPINIONS	23
27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	23
28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	23
29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	24
30.	CERTIFICATE OF INCORPORATION AND BYLAWS	24
31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	24
32.	EXPENSES OF CONVERSION	24
33.	AMENDMENT OR TERMINATION OF PLAN	24
34.	CONDITIONS TO CONVERSION	25
35.	INTERPRETATION	25

(i)

Exhibit A    Form of Agreement of Merger between Investors Bancorp, MHC and Investors Bancorp, Inc.

Exhibit B	Form of Agreement of Merger between Investors Bancorp, Inc. and New Investors Bancorp, Inc.

(ii)

PLAN OF CONVERSION AND REORGANIZATION OF
INVESTORS BANCORP, MHC

1.	INTRODUCTION

This Plan of Conversion of Conversion and Reorganization (this “Plan”) provides for the conversion of Investors Bancorp, MHC, a New Jersey-chartered mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization. The Mutual Holding Company currently owns a majority of the common stock of Investors Bancorp, Inc., a Delaware corporation (the “Mid-Tier Holding Company”) which owns 100% of the common stock of Investors Bank (the “Bank”), a New Jersey-chartered capital stock savings bank. On January 21, 1997, the Bank’s New Jersey-chartered mutual savings bank predecessor reorganized into the mutual holding company form of organization by (i) forming the Mutual Holding Company, (ii) forming the Mid-Tier Holding Company as a wholly-owned subsidiary or the Mutual Holding Company, and (iii) converting to a New Jersey chartered capital stock savings bank and becoming a wholly-owned subsidiary of the Mid-Tier Holding Company. On October 11, 2005 the Mid-Tier Holding Company sold 51,627,094 shares of its common stock to the Bank’s eligible depositors and members of the general public, including 4,254,072 shares purchased by the Investors Bank Employee Stock Ownership Plan (the “ESOP”), and contributed 1,548,813 shares and $5,163,000 in cash to the Investors Bank Charitable Foundation. Since the initial stock offering, the Mid-Tier Holding Company has repurchased shares of its common stock and issued new shares of common stock in connection with acquisition transactions. As of the date of adoption of this Plan, the Mutual Holding Company held approximately 61.29%, of the Mid-Tier Holding Company’s 138,579,052 shares of outstanding common stock. For purposes of this Plan, all capitalized terms shall have the meanings assigned to them in Section 2 hereof.

As part of the Conversion, the Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”) to be followed immediately by a merger of the Mid-Tier Holding Company into a new Delaware stock holding company (the “Holding Company”) with the Holding Company as the surviving entity (the “Mid-Tier Merger”). Upon completion of the Conversion both the Mutual Holding Company and the Mid-Tier Stock Holding Company will cease to exist and the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company. A Liquidation Account will be established in the Holding Company for the benefit of Depositors as of specified dates in exchange for their interests in the Mutual Holding Company and the Mid-Tier Holding Company. In connection with the Conversion each Minority Stockholder will receive Holding Company Common Stock in exchange for Minority Shares pursuant to the Exchange Ratio. In addition, the Holding Company will offer shares of Conversion Stock on a priority basis in the Offering as provided herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Common Stock in the Community Offering, the Syndicated Community Offering or in the Underwritten Public Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Boards of Directors. The Conversion will have no impact on Depositors, borrowers or other customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law. At the discretion of the Boards of Directors, the Conversion may be effected in any other manner approved by the Bank Regulators that is consistent with the purposes of this Plan and applicable laws and regulations.
The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization which will provide the Bank and the Holding Company with additional capital to grow and to respond to changing regulatory and market conditions. The capital raised in the Conversion will provide the Bank and the Holding Company with additional resources to support increased lending, the opening or acquisition of additional branch offices, and the acquisition of other financial institutions or businesses related to banking, and for other general corporate purposes. The Conversion will also provide the Bank and the Holding Company greater corporate flexibility to effect mergers, acquisitions and other business combinations. The Conversion will also facilitate the payment of dividends to stockholders of the Holding Company. The Holding Company anticipates paying regular quarterly dividends to its stockholders, and the Conversion will enable the Holding Company to pay such dividends without complications associated with the mutual holding company structure.
In furtherance of the Bank’s commitment to its community, this Plan contemplates that a contribution of stock and/or cash, subject to regulatory limitations, will be made to the Foundation. The further funding of the Foundation is intended to enhance the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term.
This Plan has been adopted by the Boards of Directors and is subject to the approval of the Federal Reserve and the Department. This Plan also must be approved by at least (i) a majority of the total votes eligible to be cast by Voting Depositors at the Special Meeting of Depositors, (ii) two-thirds of the total votes eligible to be cast by Stockholders at the Special Meeting of Stockholders, and (iii) a majority of the total votes eligible to be cast by Minority Stockholders at the Special Meeting of Stockholders. Approval of this Plan by the Voting Depositors shall constitute approval of each of the transactions necessary to implement this Plan, including the MHC Merger and the Mid-Tier Merger.

The Boards of Directors determined that this Plan equitably provides for the interests of the Depositors through the granting of Subscription Rights and the establishment of a Liquidation Account. The Boards of Directors also determined that this Plan equitably provides for the interests of Minority Stockholders through the issuance of additional Holding Company Common Stock in the Exchange Offering which will result in Minority Stockholders maintaining substantially the same ownership interest the Holding Company after the Conversion as such stockholders had in the Mid-Tier Holding Company immediately prior to the Conversion.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:
Acting in Concert - The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Persons living at the same address as indicated on the records of the Bank, whether or not related, will be deemed to be Acting in Concert, unless otherwise determined by the Boards of Directors. A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is Acting in Concert shall be made solely by the Boards of Directors or Officers delegated such authority by the Boards, and may be based on any evidence upon which the Boards or such delegates choose to rely including, without limitation, the fact that such Persons have joint accounts at the Bank or that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors, Officers and employees of the Mid-Tier Holding Company, the Bank, and the Mutual Holding

Company shall not be deemed to be Acting in Concert solely as a result of their capacities as such.

Affiliate - Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.
Application for Conversion -- The application for the Conversion, including this Plan and all other requisite materials, which shall be submitted to the Federal Reserve and the Department for approval in accordance with Section 3 hereof.
Appraised Value Range - The range of the estimated consolidated pro forma market value of the Holding Company giving effect to the Conversion, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.
Associate - The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank or a majority-owned subsidiary of any of such entities) if the person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any person who is related by blood or marriage to such person and (A) who lives in the same home as such person or (B) who is a Director or Officer of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company or the Bank, or any of their parents or subsidiaries.
Bank - Investors Bank, Short Hills, New Jersey.
Bank Regulators - The Federal Reserve, the Department other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Holding Company and the mergers required to effect the Conversion.
Boards of Directors - The boards of directors of the Bank, the Mutual Holding Company, the Mid-Tier Holding Company and/or the Holding Company as appropriate in the context.
Certificate of Incorporation - The Delaware Certificate of Incorporation of the Holding Company as in effect on the date of the Special Meeting of Depositors.
Certificate of Merger - The certificate of merger or any similar documents filed with the Secretaries of State of the States of Delaware and New Jersey, and any similar certificates or documents filed with the Bank Regulators or public authorities in connection with the consummation of the MHC Merger, the Mid-Tier Merger or the Conversion.
Code - The Internal Revenue Code of 1986, as amended.
Common Stock - The common stock, par value $0.01 per share, of the Holding Company.

Community - The State of New Jersey and the New York Counties of Bronx, Kings, Nassau, New York, Queens, Richmond, and Suffolk.
Community Offering - The offering of Subscription Shares not subscribed for in the Subscription Offering for sale to certain members of the general public directly by the Holding Company. The Community Offering, if any, may occur concurrently with the Subscription Offering or any Syndicated Community Offering or Underwritten Public Offering, or upon conclusion of the Subscription Offering.
Control - (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Section 225.41.
Conversion - The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering.
Conversion Stock - The Subscription Shares, the Exchange Shares and the Foundation Shares.
Department - The New Jersey Department of Banking and Insurance or any successor thereto, and as appropriate the New Jersey Commissioner of Banking and Insurance.
Depositor - Any Person holding a Deposit Account in the Bank.
Deposit Account - Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.
Director - A member of the Board of Directors of the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company, as appropriate in the context.
Eligible Account Holder - Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.
Eligibility Record Date - The date for determining Eligible Account Holders of the Bank, which is November 30, 2012.
Employees - All Persons who are employed by the Bank, the Mid-Tier Holding Company or the Mutual Holding Company.
Employee Plans - Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.
ESOP - The Bank’s Employee Stock Ownership Plan and related trust.
Exchange Offering -- The offering of Holding Company Common Stock to Minority Stockholders in exchange for Minority Shares.
Exchange Ratio - The rate at which shares of Holding Company Common Stock are exchanged for Minority Shares upon consummation of the Conversion. The Exchange Ratio shall be determined by the Mutual Holding Company, the Holding Company and the Bank and is intended to ensure that upon consummation of the Conversion, Minority Stockholders own in the aggregate the same percentage (after giving effect to any reduction in the Minority Ownership Interest determined immediately prior to the completion of the Conversion to reflect the market value of assets of the Mutual Holding Company other than Mid-Tier Holding Company Common Stock) of Holding Company Common Stock to be outstanding upon completion of the Conversion as the percentage of Mid-Tier Holding Company common stock owned by them in the aggregate immediately prior to the completion of the Conversion, before giving effect to: (a) cash paid in lieu of any fractional interests of Mid-Tier Holding Company common stock; and (b) any shares of Conversion Stock purchased by the Minority Stockholders in the Offering.
Exchange Shares - The shares of Holding Company Common Stock issued to Minority Stockholders in the Exchange Offering in exchange for their Minority Shares.

FDIC - The Federal Deposit Insurance Corporation.
Federal Reserve - The Board of Governors of the Federal Reserve System.
Foundation - Investors Charitable Foundation, (or any new charitable foundation intended to qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended), that will receive Common Stock and/or cash in connection with the Offering.
Foundation Shares - Shares of common stock issued to the Foundation in connection with the Conversion.
Holding Company - The Delaware corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion, which shall be the successor to the Mid-Tier Holding Company.
Independent Appraiser - The appraiser retained by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Holding Company and the Conversion Stock.
Liquidation Account - The account established by the Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their interests in the Mutual Holding Company immediately prior to the Conversion.
Majority Ownership Interest - A fraction, the numerator of which is equal to the number of shares of Mid-Tier Holding Company Common Stock owned by the Mutual Holding Company immediately prior to the completion of the Conversion, and the denominator of which is equal to the total number of shares of Mid-Tier Holding Company common stock issued and outstanding immediately prior to the completion of the Conversion. If required by federal regulation or policy, the Majority Ownership Interest shall be increased prior to the completion of the Conversion for purposes of determining the number of shares of Common Stock to be issued and sold in the Offering to reflect the market value of assets of the Mutual Holding Company (other than common Stock of the Mid-Tier Holding Company). The increase in the Majority Ownership Interest shall be equal to any decrease in the Minority Ownership Interest as determined in accordance with this Plan.
MHC Merger - The merger of the Mutual Holding Company with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity, which merger shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

Mid-Tier Holding Company - Investors Bancorp, Inc., an existing Delaware Corporation and the sole stockholder of the Bank as of the date of the adoption of this Plan.
Mid-Tier Merger - The merger of the Mid-Tier Holding Company into the Holding Company, with the Holding Company as the resulting entity, which merger shall occur immediately following the MHC Merger, as set forth in this Plan.
Minority Ownership Interest - A fraction, the numerator of which is equal to the number of shares of Mid-Tier Holding Company common stock owned by Minority Stockholders immediately prior to the completion of the Conversion, and the denominator of which is equal to the total number of shares of Mid-Tier Holding Company common stock issued and outstanding immediately prior to the completion of the Conversion. If required by federal regulation or policy, the Minority Ownership Interest shall be reduced prior to the completion of the Conversion for purposes of determining the number of shares of Common Stock to be issued and sold in the Offering, to reflect the market value of assets of the Mutual Holding Company (other than common stock of the Mid-Tier Holding Company). The adjustment to the Minority Ownership Interest shall be made by multiplying the Minority Ownership Interest by a fraction, (i) the numerator of which is equal to the pro forma market value of the Mid-Tier Holding Company less the market value of the Mutual Holding Company’s assets (other than Mid-Tier Holding Company common stock), and (ii) the denominator of which is equal to the pro forma market value of the Mid-Tier Holding Company.

Minority Shares - Any outstanding shares of common stock of the Mid-Tier Holding Company owned by persons other than the Mutual Holding Company.
Minority Stockholder - Any owner of Minority Shares.
Mutual Holding Company - Investors Bancorp, MHC, the mutual holding company of the Mid-Tier Holding Company.
Offering - The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering and/or Syndicated Community Offering or Underwritten Public Offering, as the case may be. The term “Offering” does not include Common Stock issued in the Exchange Offering.
Offering Range - The range of the number of shares of Common Stock offered for sale in the Offering multiplied by the Purchase Price. The Offering Range shall be equal to the Appraised Value Range multiplied by the Majority Ownership Interest. The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range.
Officer - The president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, or any other person performing similar functions with respect to any organization whether incorporated or unincorporated. The term Officer also includes the chairman of the Board of Directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.
Order Form - Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.
Other Depositor - Any Person holding a Deposit Account on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

Participant - Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Depositor.
Parties - The Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank.
Person - An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.
Plan - This Plan of Conversion and Reorganization of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.
Prospectus - The one or more documents used in offering the Conversion Stock.
Purchase Price - The price per at which the Conversion Stock will be sold to Participants and others in the Offering. The Purchase Price will be $10.00 unless otherwise determined by the Board of Directors of the Holding Company, and will be fixed prior to the commencement of the Subscription Offering.
Qualifying Deposit - The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50. The term “Qualifying Deposit” shall also include the aggregate balance of all Deposit Accounts held by Persons at the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date in any entity merged with the Bank, the Mid-Tier Holding Company or the Mutual Holding Company prior to the closing of the Conversion.
Qualifying Depositor - Any Person holding a Qualifying Deposit in the Bank.
Resident - Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, to be a Resident the principal place of business or headquarters of the corporation or business entity must be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Mid-Tier Holding Company and the Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company, the Holding Company and the Bank. A Person must be a “Resident” for purposes of determining whether such person “resides” in the Community as such term is used in this Plan.
SEC - The United States Securities and Exchange Commission.
Special Meeting of Depositors - The special meeting of Voting Depositors held to consider and vote upon this Plan, including any adjournments thereof.
Special Meeting of Stockholders - The special or annual meeting of Stockholders of the Holding Company held to consider and vote upon this Plan, including any adjournments thereof.

Stockholder - Any owner of outstanding common stock of the Mid-Tier Holding Company, including the Mutual Holding Company.
Subscription Offering - The offering of Subscription Shares to Participants.
Subscription Rights - The nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.
Subscription Shares - Shares of Common Stock offered for sale in the Offering. Subscription Shares do not include Exchange Shares.
Supplemental Eligible Account Holder - Any Person, other than Directors and Officers of the Mutual Holding Company, the Bank and the Mid-Tier Holding Company and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.
Supplemental Eligibility Record Date - The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Federal Reserve approval of the Application for Conversion. The Supplemental Eligibility Record Date will only occur if the Federal Reserve has not approved the Conversion within 15 months after the Eligibility Record Date.
Syndicated Community Offering - The offering, at the sole discretion of the Holding Company, of Conversion Stock not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Community Offering may occur following or concurrently with the Subscription Offering or any Community Offering or Underwritten Public Offering.
Tax-Qualified Employee Stock Benefit Plan - Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.
Underwriter - Any investment banking firm or firms purchasing and distributing the Common Stock in the Underwritten Public Offering.
Underwritten Public Offering - The offering, at the sole discretion of the Holding Company, of Conversion Stock not subscribed for in the Subscription Offering or any Community Offering or Syndicated Community Offering, to members of the general public through one or more Underwriters on a firm commitment basis. An Underwritten Public Offering may occur following or concurrently with the Subscription Offering or any Community Offering or Syndicated Community Offering.
Voting Depositor - Any Person who owns a Deposit Account at the close of business on the Voting Record Date and who is entitled to vote at the Special Meeting.
Voting Record Date - The date(s) fixed by the Directors for determining eligibility to vote at the Special Meeting of Depositors and/or the Special Meeting of Stockholders.

3.	PROCEDURES FOR CONVERSION

A.    After approval of this Plan by the Boards of Directors, this Plan together with all other requisite material shall be submitted to the Bank Regulators for approval. Notice of the adoption of this Plan by the

Boards of Directors will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by Depositors and Minority Stockholders. The Mutual Holding Company will publish a notice of the filing with the Bank Regulators of an Application for Conversion in accordance with the provisions of this Plan as well as notices required in connection with any holding company, merger or other applications required to complete the Conversion.

B.    Promptly following approval by the Bank Regulators, this Plan will be submitted to a vote of the Voting Depositors at the Special Meeting of Depositors and of the Stockholders at the Special Meeting of Stockholders. The Mutual Holding Company will mail to all Voting Depositors, at their last known address appearing on the records of the Bank as of the Voting Record Date, a proxy statement describing this Plan. The Mid-Tier Holding Company will mail to all Minority Stockholders a proxy statement describing this Plan. The Mid-Tier Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. In addition, all Participants will receive, or will be given the opportunity to request by either telephone or by letter addressed to the Bank’s Secretary, a copy of the Plan as well as a copy of the Certificate of Incorporation or bylaws of the Holding Company. The Plan must be approved by at least (i) a majority of the total votes eligible to be cast by Voting Depositors at the Special Meeting of Depositors, (ii) two-thirds of the total votes eligible to be cast by Stockholders at the Special Meeting of Stockholders, and (iii) a majority of the total votes eligible to be cast by Minority Stockholders at the Special Meeting of Stockholders. Upon such approval of the Plan, the Mutual Holding Company, the Mid-Tier Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by Voting Depositors, unless a longer time period is permitted by governing laws and regulations.
C.    The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date Participants are first mailed a Prospectus and Order Form, unless extended. Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be offered for sale in a Community Offering, a Syndicated Community Offering or an Underwritten Public Offering, or in any other manner permitted by the Bank Regulators. All sales of shares of Common Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Holding Company with the approval of the Bank Regulators.

D.    Approval of this Plan by Voting Depositors and Stockholders also shall constitute approval of each of the actions or transactions necessary to implement this Plan, including the MHC Merger, the Mid-Tier Merger and the Certificate of Incorporation of the Holding Company.

E.    The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Boards of Directors prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Boards of Directors, and applicable federal and state regulations and policy.

(1)	The Holding Company will be organized as a first-tier stock subsidiary of the Mid-Tier Holding Company.

(2)
The Mutual Holding Company will merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit A, whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and Qualifying Depositors will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

(3)
Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company with the Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit B, whereby the Bank will become the wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Qualifying Depositors as part of the MHC Merger will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account, and each of the Minority Shares shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio.

(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale the Holding Company Common Stock in the Offering.

(5)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank.
E.    As part of the Conversion, each of the Minority Shares outstanding immediately prior to consummation of the Conversion shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio. The basis for exchange of Minority Shares for Holding Company Common Stock shall be fair and reasonable. Options to purchase shares of Mid-Tier Holding Company common stock which are outstanding immediately prior to the consummation of the Conversion shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

A. The effective date of the Conversion shall be the date upon which the last of the following actions occurs: (i) the filing of Certificates of Merger with the Secretary of State of the State of Delaware, and the Secretary of State of the State of New Jersey if required, with respect to the MHC Merger and the Mid-Tier Merger, or (ii) the closing of the issuance of shares of Conversion Stock in the Offering. The filing of Certificates of Merger relating the MHC Merger and the Mid-Tier Merger and the closing of the issuance of shares of Conversion Stock in the Offering shall not occur until all requisite regulatory, Depositor and Stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the MHC Merger, the Mid-Tier Merger and the sale of Conversion Stock in the Offering shall occur consecutively and substantially simultaneously.

G.    The Holding Company shall register the Conversion Stock with the SEC and any appropriate state securities authorities. In addition, the Mid-Tier Holding Company shall prepare preliminary proxy materials as well as other applications and information for filing with the SEC in connection with the solicitation of Stockholder approval of this Plan.

H.    All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding

Company. The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Mutual Holding Company.
I.    The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Mid-Tier Holding Company.

J.    For purposes of this Plan, each holder of a deposit account in Roma Bank, RomAsia Bank and GCF Bank (which banks were merged in 2013 or are to be merged into Investors Bank) shall have the same rights and privileges as a Depositor under this Plan as if the deposit account had been established at Investors Bank on the date established at Roma Bank, RomAsia Bank or GCF Bank.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering. The Mutual Holding Company, the Mid-Tier Holding Company and the Bank shall make timely applications to the Bank Regulators and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF COMMON STOCK

The Holding Company shall file a registration statement with the SEC under the Securities Act of 1933, as amended, to register the Conversion Stock and shall register such Conversion Stock under any applicable state securities laws subject to Section 18 hereof. Upon registration and after the receipt of all required regulatory approvals, Common Stock shall be first offered for sale simultaneously in the Subscription Offering to Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of Depositors. The offer and sale of Common Stock prior to the Special Meeting of Depositors, however, is subject to the approval of this Plan by the requisite vote of the Voting Depositors and Stockholders. The Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Common Stock.
Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be offered for sale in the Community Offering, subject to the terms and conditions of this Plan. The Community Offering, if any, will involve an offering of unsubscribed shares directly to the general public with a first preference given to those natural persons and trusts of natural persons residing in the Community and the next preference given to Minority Stockholders as of the Voting Record Date. The Community Offering, if any, may begin simultaneously with, at any time during, or after the Subscription Offering.
If feasible, any shares of Common Stock remaining unsold after the Subscription Offering and any Community Offering may be offered for sale in a Syndicated Community Offering or an Underwritten Public Offering, or in any manner that will achieve a widespread distribution of the Common Stock. The issuance of Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock is consummated in any Syndicated Community Offering or Underwritten Public Offering, and only if the required minimum number of shares of Common Stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The Purchase Price for the Conversion Stock shall be a uniform price, except that the price to be paid by or through the Underwriters in connection with an Underwritten Public Offering may be less a negotiated Underwriters’ commission or discount.

The total number of shares of Conversion Stock to be offered in the Conversion will be determined by the Boards of Directors immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range, as determined by the Independent Appraiser, and the Purchase Price. The Offering Range will be equal to the Appraised Value Range multiplied by the Majority Ownership Interest. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Purchase Price, and the number of Subscription Shares issued in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Purchase Price, and (ii) the Majority Ownership Interest.
In the event that the Purchase Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Mutual Holding Company and the Holding Company shall establish, subject to any required regulatory approvals.
Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the Independent Appraiser confirms that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Purchase Price and/or Appraised Value Range, hold a new Offering and Exchange Offering after canceling the Offering and Exchange Offering, or take such other action as the Bank Regulators may permit.
The Common Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment, and will support the growth of the Holding Company and the Bank through increased lending, acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the payment of dividends and future repurchases of Common Stock as permitted by applicable federal and state regulations and policy.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A.    Each Eligible Account Holder shall have a nontransferable subscription right to subscribe in the Subscription Offering for up to the greater of $2,550,000 of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the purchase limitations specified in Section 14.

B.    In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C.    Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increases in deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering and contributed to the Foundation, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws, regulations, practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company or the Bank. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market after the completion of the Conversion.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A.    Each Supplemental Eligible Account Holder shall have a nontransferable subscription right to subscribe in the Subscription Offering for up to the greater of $2,550,000 of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders and Employee Plans and subject to the purchase limitations specified in Section 14.

B.    In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of such Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)

A.    Each Other Depositor shall have a nontransferable subscription right to subscribe in the Subscription Offering for up to the greater of $2,550,000 of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, and subject to the purchase limitations specified in Section 14.

B.    In the event that such Other Depositors subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated among Other Depositors so as to permit each such subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Depositor has subscribed. Any remaining shares will be allocated among the subscribing Other Depositors whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Depositor bears to the total amount of the subscriptions of all Other Depositors whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be sold in a Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated

(to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Community, next to cover orders of Minority Stockholders as of the Voting Record Date, and thereafter to cover orders of other members of the general public. In the event orders for Common Stock exceed the number of shares available for sale in a category pursuant to the purchase priorities described in the preceding sentence, shares will be allocated within the category so that each member of that category will receive the lesser of 100 shares or the amount ordered, and thereafter remaining shares will be allocated on an equal number of shares basis per order. The Holding Company shall use its best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering. Any Person may purchase up to $2,550,000 of Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

13.	SYNDICATED COMMUNITY OFFERING OR UNDERWRITTEN OFFERING

The Boards of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, for sale in a Syndicated Community Offering, subject to such terms, conditions and procedures that will achieve the widest distribution of Common Stock, and subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to $2,550,000 of Common Stock, subject to the purchase limitations specified in Section 14. In the event that there are more orders for shares of Conversion Stock than available for purchase in the Syndicated Community Offering, shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Syndicated Community Offering.
Alternatively, the Boards of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or any Community Offering for sale to or through Underwriters in an Underwritten Public Offering, subject to such terms, conditions and procedures that will achieve the widest distribution of Common Stock, and subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Underwritten Public Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Underwritten Public Offering at any time. The limitations on purchases of Conversion Stock set forth in Section 14 of this Plan shall not be applicable to sales to Underwriters in the Underwritten Public Offering. Any such Underwriter shall agree to purchase such shares from the Holding Company with a view to reoffering them to the general public at the Purchase Price, subject to the following terms and conditions:

(i)
Any underwriting agreement shall provide that the Underwriters shall agree to purchase all shares of Conversion Stock not sold in the Subscription Offering, any Community Offering or any Syndicated Community Offering; and

(ii)
The aggregate price paid to the Holding Company by or through one or more Underwriters for the Conversion Stock shall be the number of shares sold multiplied by the Purchase Price, less the amount of an underwriting discount as negotiated between the Bank, the Holding Company and the Underwriters and approved by the Financial Industry Regulatory Authority.

If for any reason a Syndicated Community Offering or Underwritten Public Offering of shares of Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering, Community Offering, or any Syndicated Community Offering or Underwritten Public Offering, the Holding

Company will use its best efforts to make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14.	LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Conversion Stock:
A.    The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant, together with any Associate or group of Persons Acting in Concert, shall not exceed $2,550,000 of Common Stock, except that the Employee Plans may subscribe for up to 10% of the Common Stock issued in the Offering and contributed to the Foundation.
B.    The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate shall not exceed 25% of the shares of issued in the Offering and contributed to the Foundation.
C.    The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories of the Offering by any Person or Participant together with purchases by any Associate or group of Persons Acting in Concert, combined with Exchange Shares received by any such Person or Participant together with any Associate or group of Persons Acting in Concert, shall not exceed 9.9% of the shares of Conversion Stock, except that this ownership limitation shall not apply to the Employee Plans.
D.    A minimum of 25 shares of Common Stock must be purchased by each Person or Participant purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the Purchase Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.
E.    If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.
Depending upon market or financial conditions, the Boards of Directors, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Depositors, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below. If the Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Participants who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Holding Company, resolicit certain other large purchasers. In the event of such a resolicitation, the Holding Company shall have the right, in its sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Common Stock. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Offering, such limitation may be further increased to 9.99%, provided that orders for Common Stock exceeding 5% of the shares of Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Common Stock issued in the Offering. Requests to purchase additional shares of the Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.
In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill orders of the Employee Plans before all other orders, and then will be allocated in accordance with the priorities set forth in this Plan.
For purposes of this Section 14, (i) Directors, Officers and Employees of the Bank, the Mid-Tier Holding Company, the Mutual Holding Company and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plans for purposes of determining compliance with the limitations set forth in paragraphs A and B of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.
Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for shares of Common Stock subscribed for by such plans at the Purchase Price upon consummation of the Conversion. Subscription funds will be held in a segregated account at the Bank.
Except as set forth in Section 14.E above, payment for Common Stock subscribed for shall be made by personal check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Purchase Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by check, draft or money order will be paid by the Bank at not less than the Bank’s passbook rate. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them, with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the Application for Conversion has been approved by the Bank Regulators, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Depositors at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered. Each Order Form will be preceded or accompanied by a Prospectus describing the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:
A.    A specified date by which all Order Forms must be received by the Holding Company or its agent, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are first mailed to Participants by the Holding Company, and which date will constitute the expiration of the Subscription Offering unless extended;
B.    The Purchase Price per share for shares of Common Stock to be sold in the Offering;
C.    A description of the minimum and maximum number of Subscription Shares which may be subscribed for pursuant to the exercise of subscription rights, or otherwise purchased in the Subscription and Community Offering;
D.    Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;
E.    An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;
F.    A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company or its agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account(s) at the Bank); and
G.    A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.
Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received by the Holding Company or are received by the Holding Company or its agent after the expiration date specified thereon, (c) are completed or executed defectively, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation by the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides (i) in a foreign country or (ii) in a state of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside; (b) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

A Liquidation Account shall be established by the Holding Company at the time of the Conversion in an amount equal to the product of (i) the Majority Ownership Interest (before any upward adjustment to reflect the market value of Mutual Holding Company assets other than Common Stock of the Mid-Tier Holding Company) immediately prior to the completion of the Conversion, and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company Common Stock). Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his Deposit Account balance on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.
In the unlikely event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors (including those to Depositors to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible

Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account in the amount of the then adjusted subaccount balance for such Depositor’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock. A merger, consolidation or similar combination with another depository institution or holding company thereof, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.
In the unlikely event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors of the Bank (including those to Depositors to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund its obligations under the Liquidation Account, the Bank shall pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account before any liquidating distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors.
In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving an equivalent interest in a liquidation account established in the Bank. Each such holder’s interest in the liquidation account established in the Bank shall be subject to the same rights and terms as if the Bank liquidation account were the Liquidation Account (except that the Holding Company shall cease to exist).
The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Depositor and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.
If, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.
The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any capital of the Holding Company or the Bank, except that the Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account; or (ii) any regulatory capital requirements of the Holding Company. Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.

20.	CONTRIBUTION TO THE FOUNDATION

As part of the Conversion, the Holding Company, Bank and the Mutual Holding Company intend to donate shares of Common Stock and cash to the Foundation, in such amounts, subject to regulatory limits, as shall be approved by the Board of Directors. This contribution to the Foundation is intended to enhance the Bank’s existing community reinvestment activities and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community minded, financial services institution. The contribution of Common Stock to the Foundation accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long term.
The Foundation is dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Foundation Shares.
For a period of five years following the Conversion, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director shall be a person who is also a member of the Board of Directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.
The contribution to the Foundation as part of the Conversion must be approved by a majority of the total number of votes eligible to be cast by Voting Depositors and by the Minority Stockholders.

21.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A.    All Subscription Shares purchased by Directors or Officers of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.
B.    The restriction on disposition of Subscription Shares set forth in paragraph A of this Section shall not apply to the following:

1.
Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate state and federal regulatory agencies; and

2.	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C.    With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

1.	Each certificate representing shares restricted by this section shall bear a legend giving notice of the restriction;

2.
Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

3.
Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

24.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights) applicable to such Deposit Account in the Bank immediately prior to completion of the Conversion.

25.	REGISTRATION AND MARKETING

The Holding Company will register the Common Stock issued in the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement to maintain the registration of such securities for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for its Common Conversion Stock and to list those securities on a national or regional securities exchange.

26.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of either a ruling, an opinion of counsel or a letter of advice from their tax advisor regarding the federal and state income tax consequences of the Conversion to the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank and Depositors, including Depositors receiving subscription rights in the Conversion.

27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A.    The Holding Company and the Bank are authorized to adopt additional Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.
B.    The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock award plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to applicable regulations. The Holding Company and the Bank intend to implement a stock option plan and a restricted stock award plan no earlier than six months after completion of the Conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and the stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering for awards to employees and directors at no cost to the recipients (unless the Bank’s tangible capital is less than 10% upon completion of the Offering in which case the stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering). Non-Tax-Qualified Employee Stock Benefit Plans implemented more than one year following the completion of the Conversion are not subject to the restrictions set forth in the preceding sentence. Shares for such plans may be issued from authorized but unissued shares, treasury shares or repurchased shares.

28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A.
(1)    The charter of the Bank may contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written approval of the Federal Reserve. In addition, such charter may also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote.

(2)
For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior written approval of the Federal Reserve. Nothing in this Plan shall prohibit the Holding Company from taking actions permitted under 12 C.F.R. 239.63(f).

B.    The Certificate of Incorporation of the Holding Company contains a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%.

29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A.    The Holding Company shall comply with applicable regulations in the repurchase of any shares of its capital stock following consummation of the Conversion. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.
B.    The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below its applicable regulatory capital requirements.

30.	CERTIFICATE OF INCORPORATION AND BYLAWS

By voting to approve this Plan, Voting Depositors and Stockholders will be voting to adopt the Certificate of Incorporation and bylaws of the Holding Company.

31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date upon which the Certificates of Merger with respect to the MHC Merger and the Mid-Tier Merger are filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey (if required). The Certificates of Merger shall be filed after all requisite regulatory, depositor and stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the issuance and sale of all shares of Conversion Stock in the Offering and Exchange Offering shall occur simultaneously on the effective date of the closing.

32.	EXPENSES OF CONVERSION

The Parties may retain and pay for the services of legal, financial and other advisors, including one or more Underwriters or securities brokers and an independent appraisal firm, to assist in connection with any or all aspects of the Conversion, the Offering and the contribution to the Foundation, and such parties shall use their best efforts to assure that such expenses are be reasonable.

33.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended by the Boards of Directors as a result of comments from the Bank Regulators or otherwise at any time by the Boards of Directors prior to the Special Meeting of Depositors and Special Meeting of Stockholders to vote on this Plan, and at any time thereafter by the Boards of Directors with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by Voting Depositors and Stockholders with the approval of the Bank Regulators shall not require further approval by Voting Depositors or Stockholders unless otherwise required by the Bank Regulators. The Boards of Directors may terminate this Plan at any time prior to the Special Meeting of Depositors and the Special Meeting of Stockholders, and at any time thereafter with the concurrence or approval of the Bank Regulators.

By adoption of this Plan, Voting Depositors and Stockholders authorize the Boards of Directors to amend or terminate this Plan under the circumstances set forth in this Section.

34.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:
A.    Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 26 hereof;
B.    The issuance of the Subscription Shares offered in the Conversion;
C.    The issuance of Exchange Shares; and
D.    The completion of the Conversion within the time period specified in Section 3 of this Plan.

35.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Boards of Directors shall be final, subject to the authority of the Bank Regulators.

Dated: December 17, 2013

EXHIBIT A
FORM OF AGREEMENT OF MERGER BETWEEN
INVESTORS BANCORP, MHC AND
INVESTORS BANCORP, INC.

AGREEMENT OF MERGER BETWEEN
INVESTORS BANCORP, MHC AND
INVESTORS BANCORP, INC.

THIS AGREEMENT OF MERGER (the “MHC Merger Agreement”) dated as of ______________, is made by and between Investors Bancorp, MHC, a New Jersey mutual holding company (the “Mutual Holding Company”) and Investors Bancorp, Inc., a Delaware corporation (the “Mid-Tier Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization (the “Plan”) of the Mutual Holding Company, unless otherwise defined herein.
R E C I T A L S:
1.    The Mutual Holding Company is a New Jersey-chartered mutual holding company that owns ___% of the common stock of the Mid-Tier Holding Company.
2.    The Mid-Tier Holding Company is a Delaware corporation that owns 100% of the common stock of the Bank.
3.    The boards of directors of the Mutual Holding Company and the Mid-Tier Holding Company have approved this MHC Merger Agreement whereby the Mutual Holding Company shall merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving or resulting corporation (the “MHC Merger”), and have authorized the execution and delivery thereof.
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:
1.    Merger. At and on the Effective Date of the MHC Merger, the Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (“Resulting Corporation”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and Qualifying Depositors of the Bank will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.
2.    Effective Date. The MHC Merger shall not be effective until and unless the Plan is approved by the Federal Reserve and the Department after approval of this MHC Merger Agreement by at least (i) two-thirds of the votes eligible to be cast by the Stockholders of the Mid-Tier Holding Company, (ii) a majority of the votes eligible to be cast by Minority Stockholders, and (iii) a majority of the votes eligible to be cast by Voting Depositors, and the Certificates of Merger shall have been filed with applicable state authorities with respect to the MHC Merger. Approval of the Plan by the Voting Depositors shall constitute approval of the MHC Merger Agreement by the Voting Depositors. Approval of the Plan by Stockholders of the Mid-Tier Holding Company, including the Minority Stockholders, shall constitute approval of the MHC Merger Agreement by such Stockholders.
3.    Name. The name of the Resulting Corporation shall be Investors Bancorp, Inc.
4.    Offices. The main office of the Resulting Corporation shall be 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

5.    Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.
6.    Rights and Duties of the Resulting Corporation. At the Effective Date, the Mutual Holding Company shall be merged with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Delaware corporation as provided in its certificate of incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the MHC Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the MHC Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Mutual Holding Company. The stockholders of the Mid-Tier Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation. All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Mutual Holding Company shall be preserved and shall not be released or impaired.
7.    Rights of Stockholders. At the Effective Date, the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and Qualifying Depositors of the Bank will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. Minority Stockholders’ rights will remain unchanged.
8.    Other Terms. All terms used in this MHC Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

IN WITNESS WHEREOF, the Mutual Holding Company and the Mid-Tier Holding Company have caused this MHC Merger Agreement to be executed as of the date first above written.

Investors Bancorp, MHC
(a New Jersey mutual holding company)

ATTEST:

________________________                By: ________________________
Patricia E. Brown, Secretary                 Kevin Cummings
President and Chief Executive Officer

Investors Bancorp, Inc.
(a Delaware corporation)

ATTEST:

________________________                By: ________________________
Patricia E. Brown, Secretary                 Kevin Cummings
President and Chief Executive Officer

EXHIBIT B
FORM OF AGREEMENT OF MERGER BETWEEN
INVESTORS BANCORP, INC.,
A DELAWARE CORPORATION AND
NEW INVESTORS BANCORP, INC.,
A DELAWARE CORPORATION

AGREEMENT OF MERGER BETWEEN
INVESTORS BANCORP, INC.,
A DELAWARE CORPORATION AND
NEW INVESTORS BANCORP, INC.,
A DELAWARE CORPORATION

THIS AGREEMENT OF MERGER (the “Mid-Tier Merger Agreement”), dated as of ______________, is made by and between Investors Bancorp, Inc., a Delaware corporation (the “Mid-Tier Holding Company”) and New Investors Bancorp, Inc., a Delaware corporation (the “Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization of Investors Bancorp, MHC (the “Plan”) unless otherwise defined herein.

R E C I T A L S:
1.    The Mid-Tier Holding Company is a Delaware corporation that owns 100% of the common stock of the Bank.
2.    The Holding Company is a Delaware corporation and has been organized to succeed to the operations of the Mid-Tier Holding Company.
3.    The boards of directors of the Mid-Tier Holding Company and the Holding Company have approved this Mid-Tier Merger Agreement whereby the Mid-Tier Holding Company will be merged with the Holding Company with the Holding Company as the resulting corporation (the “Mid-Tier Merger”), and authorized the execution and delivery thereof.
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:
1.    Merger. At and on the Effective Date of the Mid-Tier Merger, the Mid-Tier Holding Company will merge with and into the Holding Company with the Holding Company as the resulting corporation (the “Resulting Corporation”), whereby the Bank will become the wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the Qualifying Depositors of the Bank who constructively received liquidation interests in Mid-Tier Holding Company will exchange the liquidation interests in the Mid-Tier Holding Company that they constructively received in the MHC Merger for an interest in the Liquidation Account, and the Minority Stockholders of Mid-Tier Holding Company will exchange their shares of Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Exchange Offering pursuant to the Exchange Ratio.
2.    Effective Date. The Mid-Tier Merger shall not be effective until and unless the Plan is approved by the Federal Reserve and the Department after approval by at least (i) two-thirds of the votes eligible to be cast by Stockholders of the Mid-Tier Holding Company, (ii) a majority of the votes eligible to be cast by Minority Stockholders, and (iii) a majority of the votes eligible to be cast by Voting Depositors, and the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware with respect to the Mid-Tier Merger. Approval of the Plan by the Voting Depositors shall constitute approval of the Mid-Tier Merger Agreement by the Voting Depositors in their capacity as stakeholders of Investors Bancorp, MHC. Approval of the Plan by the stockholders of the Mid-Tier Holding Company, including the Minority Stockholders, shall constitute approval of the Mid-Tier Merger Agreement by such stockholders.
3.    Name. The name of the Resulting Corporation shall be changed to Investors Bancorp, Inc.

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4.    Offices. The main office of the Resulting Corporation shall be 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

5.    Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.
6.    Rights and Duties of the Resulting Corporation. At the Effective Date, the Mid-Tier Holding Company shall merge with the Holding Company, with the Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Delaware corporation as provided in its Certificate of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Mid-Tier Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Holding Company immediately prior to the Mid-Tier Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Holding Company. The stockholders of the Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation. All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Holding Company shall be preserved and shall not be released or impaired.
7.    Rights of Stockholders. At the Effective Date, the Qualifying Depositors of Investors Bancorp, MHC immediately prior to the Conversion will exchange the liquidation rights in the Mid-Tier Holding Company that they constructively received in the MHC Merger for interests in the Liquidation Account and the stockholders of the Mid-Tier Holding Company (Minority Stockholders immediately prior to the Conversion) will exchange their shares of Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Exchange Offering pursuant to the Exchange Ratio.
8.    Other Terms. All terms used in this Mid-Tier Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

IN WITNESS WHEREOF, the Mid-Tier Holding Company and the Holding Company have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

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Investors Bancorp, Inc.
(a Delaware Corporation)
ATTEST:

________________________                By: ________________________
Patricia E. Brown, Secretary                 Kevin Cummings
President and Chief Executive Officer

New Investors Bancorp, Inc.
(a Delaware corporation)
ATTEST:

________________________                By: ________________________
Patricia E. Brown, Secretary                 Kevin Cummings
President and Chief Executive Officer

B-3